Exhibit 5.1

August 31, 2011

Telik, Inc.

700 Hansen Way

Palo Alto, CA 94304-1016

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Telik, Inc., a Delaware corporation (the “Company”), of up to $7,000,000 of shares of the Company’s common stock, par value $0.001 (the “Shares”) pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-176121) (the “Initial Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus, dated August 19, 2011, included in the Initial Registration Statement (the “Base Prospectus”), and the prospectus supplement dated August 31, 2011, filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”) The Shares are to be sold by the Company in accordance with the At Market Issuance Sales Agreement (the “Agreement”), dated August 30, 2011, between the Company and McNichol, Lewis & Vlak LLC (“MLV”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus therein, the Agreement, the Company’s Restated Certificate of Incorporation, its Certificate of Designation, its Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Further, we have assumed (i) that no more than 20,000,000 Shares will be sold, based on a sale price of $0.35 per share, representing the last reported sale price of the Company’s common stock on the NASDAQ Capital Market on August 30, 2011 and (ii) that no Shares will be sold that would cause the Company not to satisfy the eligibility requirements for use of Form S-3 (including Instruction I.B.6 thereof).

With respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of common stock, future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company cause outstanding securities to be convertible for more shares of common stock than the number that remain authorized but unissued.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the prospectus therein, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Gordon K. Ho
Gordon K. Ho

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM